Exhibit 23.4

Lawrence Venick Partner 2206-19 Jardine House 1 Connaught Place Central Hong Kong	Main +852 3923 1188 Fax +852 3923 1100 Email lvenick@loeb.com

June 18, 2024

Majestic Ideal Holdings Ltd

22/F, China United Plaza

1002-1008, Tai Nan West Street

Cheung Sha Wan

Kowloon, Hong Kong

Re:	Majestic Ideal Holdings Ltd

Ladies and Gentlemen:

We have acted as counsel to Majestic Ideal Holdings Ltd (the “Company”), a company incorporated in the Cayman Islands, in connection with the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) covering an offering (the “Offering”) of 2,500,000 Ordinary Shares of par value of US$0.0000625 each of the Company, plus an option to issue up to an additional 375,000 Ordinary Shares to be offered by the Company pursuant to the Offering to cover the over-allotment option to be granted to the underwriter. In addition, there will be a resale by certain selling shareholders of the Company as stated in the Registration Statement of up to 1,250,000 Ordinary Shares which are presently issued and outstanding.

We hereby consent to the use of this consent as an exhibit to the Registration Statement, to the use of our name as your U.S. and Hong Kong counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

Loeb & Loeb LLP

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